Exhibit 3.6

                            CERTIFICATE OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                        CBL & ASSOCIATES PROPERTIES, INC.



     1. The name of the corporation (which is hereinafter referred to as the "Corporation") is "CBL & Associates Properties, Inc."

     2. The Amended and Restated Certificate of Incorporation, dated November 2, 1993, as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated May 8, 1996, as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated January 31, 2001, as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated June 24, 2003, as supplemented by the Certificate of Designation, dated June 29, 1998, the Certificate of Designation, dated May 4, 1999, the Certificate of Designation, dated June 11, 2002, and the Certificate of Decrease, dated June 26, 2002 (the "Amended and Restated Certificate of Incorporation") shall be further amended as provided below.

     3. This Certificate of Amendment has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation, duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with the provisions of Sections 103 and 242 of the General Corporation Law of the State of Delaware.

     4. The text of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended as follows:

                                   ARTICLE IV

     Section A of Article IV is hereby deleted in its entirety and in its place is inserted the following as Section A of Article IV:


     A. Classes and Number of Shares.

     The total number of shares of all classes of Equity Stock that the Corporation shall have authority to issue is One Hundred Ninety-Five Million (195,000,000) shares, consisting of (i) Fifteen Million (15,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and (ii) One Hundred Eighty Million (180,000,000) shares of common stock, par value $.01 per share (the "Common Stock").

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     IN  WITNESS  WHEREOF,  the  Corporation  has  caused  this  Certificate  of
Amendment to be signed by its Chairman of the Board and Chief Executive Officer and attested to by its Secretary this 10th day of May, 2005.


                                        CBL & ASSOCIATES PROPERTIES, INC.


                                        By:    /s/ Charles B. Lebovitz
                                           -----------------------------------
                                                 Charles B. Lebovitz,
                                                 Chairman of the Board and
                                                 Chief Executive Officer

ATTEST:

/s/ Stephen D. Lebovitz
---------------------------
Stephen D. Lebovitz,
Secretary